Morse, Zelnick, Rose & Lander
A LIMITED LIABILITY PARTNERSHIP

405 PARK AVENUE
NEW YORK, NEW YORK 10022-4405
212-838-1177
FAX – 212-838-9190

January 10, 2012

WRITER’S DIRECT LINE

(212) 838-8040

Capstone Equities Capital Management
14 Wall Street
New York, NY 10005
Attn: Joshua Zamir, Managing Principal
and
G Asset Management
546 5th Avenue, 14th FL
New York, NY 10036
Attn: Michael Glickstein, President

Dear Sirs:

On behalf of our client, Manhattan Bridge Capital, Inc. this will acknowledge receipt of your proposal to acquire the Company at a price of $1.30 per share.

The Board of Directors at a Special Meeting held on January 9, 2012 considered your offer and determined that your offer did not represent a fair and adequate price for the Company.  Your offer is significantly below book value, which at September 30, 2011 was $8,076,000.  Your offer of only 53.5% of that book value (giving effect to your condition that the restricted stock grant to Assaf Ran be rescinded) is substantially below the minimum expectations of the Board for an offer that would constitute fair value on a sale of the Company.  Additionally, the Company has been growing and operating profitably, believes that book value will be higher at year end and that fair value may well exceed book value.

The Board remains open to consideration of a further offer that more adequately provides shareholders with fair value for their interest in the Company.  If you need additional information, beyond the Company's public filings, in order to make this offer, that information will be forthcoming under an appropriate confidentiality agreement.  In addition, consideration of any further offer will require proof of your capacity to pay the price contemplated in that offer.

On a related matter, Joshua Zamir, Managing Principal of Capstone Equities has suggested that he would be an appropriate addition to the Board of Directors of the Company.  In view of the obvious conflict that his position on the Board would entail while Capstone is seeking to buy the Company, the Board will suspend consideration of his candidacy.

Very truly yours,

/s/ Stephen A. Zelnick

Stephen A. Zelnick

SAZ:kab-r